BOSE
McKINNEY
& EVANS LLP

ATTORNEYS AT LAW

Exhibit 5

September 13, 2002

First Shares Bancorp, Inc.
996 South State Road 135
Greenwood, Indiana 46143

Dear Sirs:

We are acting as counsel to First Shares Bancorp, Inc., an Indiana corporation (the “Company”), in connection with the registration by the Company of 141,000 shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”) to be sold by the Company in connection with its 1996 Stock Option Plan and its 1999 Amended and Restated Stock Option Plan. The Common Stock is the subject of a Registration Statement (the “Registration Statement”) filed by the Company on Form S-8 under the Securities Act of 1933, as amended.

We have examined photostatic copies of the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, corporate records and such other documents and instruments as we have deemed necessary to enable us to render the opinion set forth below. We have assumed the conformity to the originals of all documents submitted to us as photostatic copies, the authenticity of the originals of such documents, and the genuineness of all signatures appearing thereon.

Based upon and subject to the foregoing, it is our opinion that the Common Stock has been duly authorized by all necessary corporate action of the Company and when (a) the applicable provisions of the Securities Act of 1933 and such state “blue sky” or securities laws as may be applicable have been complied with and (b) any shares of Common Stock to be issued by the Company have been issued and delivered as described in the Registration Statement, such shares of Common Stock will be legally issued, fully paid, and nonassessable.

We do not hold ourselves out as being conversant with the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Indiana and, therefore, this opinion is limited to such laws of those jurisdictions. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under them, that are currently in effect.

We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 filed under the Securities Act of 1933 relating to the Common Stock. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ BOSE McKINNEY & EVANS LLP

BOSE McKINNEY & EVANS LLP

Downtown • 2700 First Indiana Plaza • 135 North Pennsylvania Street • Indianapolis, Indiana 46204 • (317) 684-5000 • FAX (317) 684-5173
North Office • 600 East 96th Street • Suite 500 • Indianapolis, Indiana 46240 • (317) 574-3700 • FAX (317) 574-3716
www.boselaw.com